Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

 SECOND QUARTER 2014 RESULTS

FORT WORTH, Texas – July 24, 2014 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2014.

SECOND QUARTER HIGHLIGHTS

Second quarter 2014 revenue increased nine percent to $359.7 million from $331.3 million in the first quarter of 2014, adjusted for the impact of the sale of Basic’s barge rig operations in March 2014.  All metrics for 2013 and for the first quarter of 2014 were adjusted for this divestiture for comparability purposes.  Second quarter 2014 revenue increased 12% from the $320.7 million generated in the second quarter of 2013. Revenues improved sequentially, mainly driven by the completion and remedial services segment.

For the second quarter of 2014, Basic reported net income of $2.4 million, or $0.06 per basic and diluted share, compared to an adjusted net loss of $4.2 million, or $0.10 per basic and diluted share, reported in the first quarter of 2014.  Excluding a special item, Basic generated an operating income of $5.4 million, or $0.13 per basic and diluted share.  The special item was related to a $2.9 million ($4.6 million pre-tax), or $0.07 per diluted share, after-tax amount related to Basic’s participation in a legal settlement associated with a 2013 accident.  Last year in the second quarter, Basic reported a net loss of $12.8 million, or $0.32 per diluted share. Second quarter 2013 net loss before a special item was $6.2 million, or $0.15 per basic and diluted share. The special item was related to a $6.6 million ($8.0 million pre-tax), or $0.17 per diluted share, after-tax reserve for an expected settlement associated with an accident that occurred in 2008.

Adjusted EBITDA, excluding special items, increased 24% to $78.5 million, or 22% of revenues for the second quarter of 2014, up from $63.5 million, or 19% of revenue, in the first quarter of 2014.  In the second quarter of 2013, Basic generated Adjusted EBITDA of $61.0 million, or 19% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on legal settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United

States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Basic’s tax expense for the second quarter of 2014 was $2.2 million, compared to an adjusted tax benefit of $1.1 million in the first quarter of 2014 and a  tax benefit of $2.8 million in the second quarter of 2013.  The tax expense in the second quarter of 2014 equals an effective tax rate of 47%, up from the first quarter effective tax benefit rate of 24% and an effective tax benefit rate in the second quarter of 2013 of 18%.  The increase from the first quarter is primarily due to the change from a negative to positive pre-tax earnings base.  Basic expects the full year 2014 effective tax rate to be in the 40% range.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We are pleased with our second quarter results as they continue to reflect the strong levels of activity that emerged late last year.  Our improved operating performance gained momentum as the quarter progressed. Strong oil prices and relatively stable natural gas prices, drove demand for our services across our footprint. The Permian Basin’s oil directed drilling rig count continues to increase. Because of our strong position there, the Permian was the lead driver of our performance.

“Our completion and remedial services segment, especially stimulation services, showed marked improvement as we experienced a busy calendar of activity during the quarter. Demand for our pumping services and coil tubing operations increased during the quarter due to the high level of completion activity. Our calendar for hydraulic fracturing services remains relatively full through the remainder of this year.   In addition, our well servicing revenues increased during the quarter, mainly due to the steadiness of busier well servicing markets like the Permian Basin, Mid-Continent and Eagle Ford. Our fluid services segment experienced flat margins and slightly lower revenue due to less frac heating and hot oiling work during the warmer months of the second quarter. Our contract drilling fleet experienced higher utilization during the quarter as we saw an increase in activity for our 1,000 horsepower rigs in the vertical Wolfberry play in the Permian Basin.

"Pricing improved slightly in pumping and coil segments while in our other service lines pricing remained stable during the second quarter. We were able to offset some wage and cost increases by raising prices in selected lines of business in our busier markets. Excess service capacity is still an issue in some areas. We remain cautiously optimistic that as activity levels continue to improve throughout 2014 and into 2015, improving utilization rates may create an environment where prices can move higher.

"We expect our third quarter revenue to be up 4% to 6% sequentially as we anticipate demand for our services to benefit from increased customer spending, along with better weather and longer daylight hours. We also expect additional revenue from new expansion pumping equipment delivered in the third quarter.  Overall, we currently anticipate a stronger second half of 2014 compared to the first half.

“As previously announced, our revised capital budget for 2014 is $285 million, with approximately $114 million dedicated mainly to expansion of our completion and remedial services business lines. We received approximately 50,000 hydraulic horse power (HHP) near the end of the second quarter, finishing the quarter at 351,000 HHP. We expect a full third quarter impact from these additions. We should receive another 50,000 HHP and  one complete coil tubing spread by the end of the third quarter.  A second expansion coil tubing spread should be delivered  in the latter part of the fourth quarter. We will continue to evaluate organic growth opportunities across all business lines and remain confident that we will be able to close on some acquisitions in the near term.”

2014 FIRST SIX MONTHS HIGHLIGHTS

Revenues increased 12% to $696.4 million for the first six months of 2014 compared to $619.8 million during the comparable period of 2013.

Adjusted EBITDA for the first six months of 2014, excluding special items, increased 27% to $143.9 million, or 21% of revenue, compared to $113.6 million, or 18% of revenue, for the first six months of 2013.  Adjusted EBITDA excludes the special item discussed above for 2014. Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.

For the first half of 2014, Basic reported net income of $536,000, or $0.01 per basic and diluted share. Excluding the special item in the second quarter of 2014 mentioned above, Basic generated net income of $3.5 million, or $0.08 per basic and diluted share. For the first half of 2013, Basic reported a net loss of $21.6 million, or $0.53 per basic and diluted share.  Excluding the special item in last year’s second quarter mentioned above, Basic generated an adjusted net loss of $15.0 million, or $0.36 per basic and diluted share.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue rose 20% to $164.4 million in the second quarter of 2014 from $137.5 million in the prior quarter.  The sequential increase in revenue was mainly due to an increased activity in our pumping and coil tubing services based on increased activity by our customers and a larger equipment base due to capital expenditures during the quarter. In the second quarter of 2013, this segment generated $132.2 million in revenue.

As of June 30, 2014, Basic had approximately 351,000 HHP compared to approximately 301,000 HHP at the end of the previous quarter and 292,000 HHP as of June 30, 2013.

Segment profit in the second quarter of 2014 increased to $61.7 million compared to $51.0 million in the prior quarter.  Segment margin for the 2013 second quarter rose to 38% from 37% in the prior quarter, due to the higher utilization for our pumping services as well as slight increases in selected markets.  During the second quarter of 2013, segment profit was $46.4 million, or 35% of revenue.

Well Servicing

Adjusted for the sale of our barge operations in March 2014, well servicing revenues increased two percent to $89.6 million during the second quarter of 2014 compared to $87.5 million in the prior quarter. Revenues from the Taylor manufacturing operations were $1.9 million in the second quarter, down from $2.2 million in the first quarter of 2014.  In the second quarter of 2013, adjusted well servicing revenues were $88.9 million.

At June 30, 2014, the well servicing rig count was 421, the same as the end of the prior quarter.  The weighted average number of well servicing rigs during the second quarter of 2014 was also 421. During the second quarter of 2013, the weighted average well servicing rig count was 421. Rig hours improved to 214,200 in the second quarter of 2014, up by two percent from 209,600 in the previous quarter and down three percent from 216,600 in the comparable quarter of last year. Rig utilization was 71% in the second quarter of 2014, equal to the prior quarter and 72% in the second quarter of 2013. Lost hours due to inclement weather in our Texas and Oklahoma footprint offset regular seasonal improvements during the second quarter.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $410 in the second quarter of 2014, compared to $407 in the previous quarter and to $408 reported in the second quarter of 2013.

Segment profit in the second quarter of 2014 increased to $24.9 million from $21.0 million in the prior quarter and from $24.5 million in the same period in 2013.  Segment profit margins increased to 28% in the second quarter of 2014 from 24% in the previous quarter. The sequential increase in segment margin resulted from increased rig hours, a decrease in insurance and legal costs and lower unemployment payroll taxes in the second quarter.  In the second quarter of 2013, segment profit was 28% of revenue. Segment profit from the Taylor manufacturing operations was $241,000 in the second quarter of 2014 compared to $134,000 in the prior quarter and $502,000 in the second quarter of 2013.

Fluid Services

Fluid services revenue in the second quarter of 2014 decreased three percent to $90.3 million compared to $92.8 million in the prior quarter.  The sequential decrease in revenue was due primarily to seasonal-based declines in frac heating and hot oiling, as well as inclement weather during the quarter impacting operations. During the second quarter of 2013, this segment generated $85.6 million in revenue.

The weighted average number of fluid services trucks rose less than one percent to 1,015 during the second quarter of 2014, increasing by nine trucks from the weighted average truck count of 1,006 during the first quarter of 2014.  The weighted average number of fluid services trucks was 972 during the second quarter of 2013.  Truck hours of 630,900 during the second quarter of 2014 rose four percent from the 607,200 generated in the first quarter of 2014, and were up 11% compared to 568,500 in the same period in 2013.

The average revenue per fluid service truck declined to $89,000 from $92,000 in the first quarter of 2014 due to declines in non-trucking revenue streams, such as frac heating, hot oiling and disposal operations. In the comparable quarter of 2013, average revenue per fluid truck was $88,000.

Segment profit in the second quarter of 2014 was $25.3 million, compared to a profit of $26.1 million in the prior quarter, with profit margin remaining flat at 28%. Segment profit in the same period in 2013 was $26.3 million, or 31% of revenue.

Contract Drilling

Contract drilling revenue increased 14% to $15.4 million during the second quarter of 2014, and from $13.5 million in the prior quarter.  During the second quarter of 2013, this segment generated $14.0 million in revenue.  Basic operated 12 drilling rigs during the second quarter of 2014, the same number of rigs as in the previous quarter and in the second quarter of 2013.  Revenue per drilling day in the second quarter of 2014 was $16,300, down slightly from $16,500 in both the previous quarter and in the second quarter of 2013.

Rig operating days during the second quarter of 2014 increased 15% to 942 compared to 821 days in the prior quarter, resulting in rig utilization of 86% during the second quarter of 2014 compared to 76% during the prior quarter. The sequential increase in drilling rig utilization was mainly due to an increase in demand for our medium-sized horsepower vertical drilling rigs.  In the comparable period in 2013, rig operating days were 846, producing a utilization of 77%.

Segment profit in the second quarter of 2014 was $4.8 million, up from $4.4 million in the prior quarter and increasing from $4.2 million in the second quarter of 2013.  Segment margin for both the first and second quarter of 2014 remained flat at 32% of revenues.  Last year in the comparable period, segment margin was 30%.

G&A Expense

General and administrative (“G&A”) expense in the second quarter of 2014 was $43.0 million, or 12% of revenue. Excluding the $4.6 million pre-tax charge taken in the second quarter, G&A expense for the quarter was $38.4 million, or 11% of revenue.  This compares to last quarter’s G&A expense of $39.6 million, or 12% of revenue. G&A expense was $49.3 million, or 15% of revenue, in the second quarter of 2013, including $8.0 million in charges for the 2012 legal settlement.

Cash and Total Liquidity

On June 30, 2014, Basic had cash and cash equivalents of approximately $99.0 million, down from $116.6 million at March 31, 2014 and up from $95.6 million on June 30, 2013.  At June 30, 2014, total liquidity was approximately $311 million, which included $212 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures

Total capital expenditures during the six months ended June 30, 2014, including capital leases of $13.8 million, were approximately $121.1 million, comprised of $69.0 million for expansion projects, $48.3 million for sustaining and replacement projects and $3.8 million for other projects.  Expansion capital spending included $56.1 million for the completion and remedial services segment, $8.1 million for the fluid services segment, $3.6 million for the well servicing segment, and $1.2 million for the contract drilling segment.  Other capital expenditures are mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its second quarter 2014 results on Friday, July 25, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (719) 325-2144 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 8, 2014 and may be accessed by calling (719) 457-0820 and using pass code 2907271#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,600 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$164,366	$132,216	$301,851	$250,577
Well servicing	89,629	93,921	182,541	181,596
Fluid services	90,314	85,601	183,149	169,931
Contract drilling	15,353	13,985	28,877	27,970
Total revenues	359,662	325,723	696,418	630,074
Expenses:
Completion and remedial services	102,617	85,847	189,097	164,854
Well servicing	64,748	67,600	134,508	132,603
Fluid services	65,055	59,296	131,837	117,171
Contract drilling	10,510	9,769	19,675	18,932
General and administrative (1)	42,953	49,321	82,512	91,278
Depreciation and amortization	51,785	52,067	103,490	101,848
Loss on disposal of assets	916	790	237	1,879
Total expenses	338,584	324,690	661,356	628,565
Operating income	21,078	1,033	35,062	1,509
Other income (expense):
Interest expense	(16,566)	(16,806)	(33,425)	(33,614)
Interest income	13	13	26	30
Other income	107	173	473	335
Income (loss) before income taxes	4,632	(15,587)	2,136	(31,740)
Income tax benefit (expense)	(2,188)	2,790	(1,600)	10,166
Net income (loss)	$2,444	$(12,797)	$536	$(21,574)
Earnings per share of common stock:
Basic	$0.06	$(0.32)	$0.01	$(0.53)
Diluted	$0.06	$(0.32)	$0.01	$(0.53)

Other Financial Data:
EBITDA (3)	$72,970	$53,273	$139,025	$103,692
Adjusted EBITDA (3)	78,499	62,063	143,875	113,571
Capital expenditures:
Acquisitions, net of cash acquired	-	-	-	16,463
Property and equipment	74,278	37,725	107,384	77,599

	As of
	June 30, 2014	June 30, 2013

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$98,994	$95,619
Net property and equipment	923,232	952,219
Total assets	1,558,856	1,588,995
Total long-term debt	838,803	847,644
Total stockholders' equity	350,438	355,575

	Three months ended June 31,		Six months ended June 30,
	2014	2013	2014	2013
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	37.6%	35.1%	37.3%	34.4%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	214.2	216.6	423.8	419.1
Rig utilization rate	71.2%	72.0%	70.9%	69.6%
Revenue per rig hour, excluding manufacturing	$410	$398	$408	$394
Well servicing rig profit per rig hour	$116	$113	$111	$108
Segment profits as a percent of revenue	27.8%	27.6%	25.9%	26.4%

Fluid Services
Weighted average number of fluid service trucks	1,015	972	1,011	968
Truck hours (000's)	630.9	568.5	1,238.1	1,124.1
Revenue per fluid services truck (000's)	$89	$88	$181	$176
Segment profits per fluid services truck (000's)	$25	$27	$51	$55
Segment profits as a percent of revenue	28.0%	30.7%	28.0%	31.1%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	942	846	1,763	1,696
Revenue per day	$16,300	$16,500	$16,400	$16,500
Drilling rig profit per day	$5,100	$5,000	$5,200	$5,400
Segment profits as a percent of revenue	31.5%	30.1%	31.8%	32.3%

(1)

Includes approximately $3,911,000 and $3,312,000 of non-cash compensation expense for the three months ended June 30, 2014 and 2013, respectively, and $7,480,000 and $6,129,000 for the six months ended June 30, 2014 and 2013, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on sales and use tax audits, the loss on relocation of the corporate offices, and the loss on expected accident settlement or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s reserve on legal settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$2,444	$(12,797)	$536	$(21,574)
Income taxes	2,188	(2,790)	1,600	(10,166)
Net interest expense	16,553	16,793	33,399	33,584
Depreciation and amortization	51,785	52,067	103,490	101,848
EBITDA	$72,970	$53,273	$139,025	$103,692

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets and loss on legal settlements:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$2,444	$(12,797)	$536	$(21,574)
Income taxes	2,188	(2,790)	1,600	(10,166)
Net interest expense	16,553	16,793	33,399	33,584
Depreciation and amortization	51,785	52,067	103,490	101,848
Loss on disposal of assets	916	790	237	1,879
Loss on legal settlements	4,613	8,000	4,613	8,000
Adjusted EBITDA	$78,499	$62,063	$143,875	$113,571

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